EXHIBIT 10.39
                     REYNOLDS METALS COMPANY
                   PERFORMANCE INCENTIVE PLAN



          The Reynolds Metals Company Performance Incentive Plan is hereby amended effective January 1, 1996, by adding a new
Paragraph 11 to read as follows:

     11.  SPECIAL PROVISIONS FOR TOP EXECUTIVES

          Anything herein to the contrary notwithstanding, effective with the 1996 calendar year, the following provisions shall apply each calendar year to awards to participants who are designated by the Committee as "Top
     Executives" for that calendar year. Top Executives shall be eligible for awards only under this Paragraph 11.

               (a)  The provisions of this Paragraph 11,
          including the designation of Top Executives each year, shall be administered solely by those members of the Committee (at least two) who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). For the Top Executives, the Plan shall be administered in a manner consistent with the performance-based compensation requirements of Section 162(m)(4) of the Code.

               (b) No later than ninety days after the beginning of each calendar year, the Committee shall establish in writing (i) one or more Performance Goals (as defined below) that must be reached in order for a Top Executive to receive an award under the Plan for the calendar year and (ii) the amount of the award to be paid upon attainment of these goals. The Committee shall have the discretion later to revise the amount to be paid upon the attainment of these goals solely for the purpose of reducing or eliminating the amount of the award otherwise payable upon attainment of these goals.

               (c)  In establishing Performance Goals, the
          Committee shall establish both the minimum Performance Goal(s) (the "Minimum Goals") that must be reached in order for the Top Executive to receive any award for the calendar year and the maximum Performance Goal(s) (the "Maximum Goals") that must be reached in order for the Top Executive to receive the maximum award for the calendar year. Between the Minimum Goals and the Maximum Goals, the Committee may establish a range of intermediate Performance Goals with a corresponding range of awards between the minimum and maximum award opportunity. In no event may a Top Executive's maximum award hereunder for any calendar year exceed $2,500,000.

               (d)  A "Performance Goal" is an objective
          performance goal established in writing by the Committee; it may be based on net earnings, stock price, profit before taxes, return on equity, return on capital, return on assets, total return to shareholders, earnings per share, or debt rating. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably or otherwise situated. Performance Goals may be particular to a Top Executive or the division, department, branch, line of business, subsidiary or other unit in which the Top Executive works or with respect to which the Top Executive has responsibility and\or may be based on the performance of the Company generally. Performance Goals may vary from Top Executive to Top Executive and from calendar year to calendar year.

               (e) The amount payable to a Top Executive shall be based upon the achievement of the Performance Goals, as certified in writing by the Committee after the end of each calendar year. If the Committee believes that factors outside the Performance Goals should also be taken into account in determining the amount of the award, the Committee shall have the discretion to reduce, but not increase, the amount payable to a Top Executive based on these outside factors. No payment shall be made unless the Minimum Goals are achieved.

               (f) Awards under this Paragraph 11 shall be paid out in accordance with the provisions of Paragraph 8.


          Executed and adopted as of January 1, 1996, pursuant to action taken by the Board of Directors of Reynolds Metals Company and approved by the Stockholders of Reynolds Metals Company at the 1996 Annual Meeting.

                              REYNOLDS METALS COMPANY





                              By: F. Robert Newman
                                  Vice President, Human Resources

F:\LJA\EXECCOMP\PIP\162MAM11.996